Exhibit 18.1

FRANKLIN ELECTRIC CO., INC. AND SUBSIDIARIES
PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 12, 2011

Franklin Electric Co., Inc.
400 East Spring Street
 Bluffton, IN 46714

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 2, 2011, of the facts relating to the Franklin Electric Co., Inc. and its consolidated subsidiaries (the “Company”) change in accounting method of valuing all of its inventories that used the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to January 1, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to January 1, 2011.

Yours truly,

/s/ Deloitte & Touche LLP
     Chicago, IL